UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2014

Spindle, Inc.

(Exact name of registrant as specified in Charter)

Nevada	333-145088	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8700 E. Vista Bonita Drive., Ste. 260

Scottsdale, AZ 85255

(Address of Principal Executive Offices)

480-335-7351

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On February 27, 2014, Mr. William Clark was appointed to the Board of Directors (the "Board") of Spindle, Inc. (the "Company").

Mr. Clark has served as President and Principal Financial Officer of the Company since January 18, 2012 and as Chief Executive Officer since April 17, 2013. Mr. Clark has no family relationship with any of the officers or directors of the Company and there is no arrangement or understanding between Mr. Clark and any third party pursuant to which he was selected as a director. Mr. Clark is entitled to reimbursement for reasonable out of pocket expenses related to his service as a member of the Board, subject to the terms and conditions of the Company’s expense reimbursement policies.

Mr. Clark is receiving a salary of $197,000 per year paid in cash and stock.  In addition, on January 31, 2014, the Company issued an option for the purchase of 150,000 shares of common stock to Mr. Clark at an exercise price of $0.50 per share. Other than as otherwise disclosed herein, Mr. Clark has not had any transactions with the Company during the past fiscal year through the present that would require reporting pursuant to Item 404(a) of Regulation S-K.

Mr. Clark has not been appointed to a committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Spindle, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Spindle, Inc.
(Registrant)

Date: March 5, 2014	By:	/s/ William Clark
William Clark
Chief Executive Officer and President

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